Exhibit 99.1

Amendment No. 2 to the 2000 Equity Incentive Plan

     The Therma-Wave, Inc. 2000 Equity Incentive Plan, as amended, (the “Plan”) adopted by Therma-Wave, Inc., a Delaware corporation (the “Company”) is hereby further amended effective as of August 22, 2003 by deleting Section 3 of the Plan and restating it in its entirety as follows:

     3. Shares Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is (a) 4,3000,000 Shares, plus (b) any Shares returned to the Company’s existing stock option plans (the “Existing Plans”) as a result of termination of options under the Existing Plans, plus (c) an annual increase to be added on the date of each annual meeting of the stockholders of the Company, beginning with the 2000 annual meeting of the stockholders, equal to one percent (1.0%) of the outstanding Shares on such date or such lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     Capitalized terms not defined herein have the meaning set forth in the Plan.

     To record the due adoption of the foregoing amendment, the Company has caused the execution hereof by its duly authorized officer as of the date first written above.

Therma-Wave, Inc.
By:	/s/ L. Ray Christie
	Name:	L. Ray Christie
	Title:	Vice President, Chief Financial Officer and Secretary